EXHIBIT A-4

KEYSPAN NEW ENGLAND, LLC

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

          THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF KEYSPAN NEW ENGLAND, LLC (this “Agreement”) is made as of the ____ day of _____________, 2002 (the “Effective Date”) by KeySpan Corporation, a New York corporation (“KeySpan”), and each Person, if any, subsequently admitted to the Company as a member in accordance with the terms hereof. These Persons shall be referred to herein collectively as “Members” and individually as a “Member.”

          KeySpan New England, LLC (the “Company”) was established pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware by the Company’s authorized representative on ___________, 2002. Accordingly, the sole Member of the Company, KeySpan, on behalf of itself and any future Members, if any, hereby adopts this Operating Agreement as follows:

ARTICLE 1

DEFINITIONS

          Certain capitalized terms used in this Agreement shall have the meanings set forth below:

          “Available Cash” with respect to any fiscal period of the Company shall mean the net cash of the Company available after appropriate provision for expenses, liabilities, commitments and contingencies of the Company as determined by the Board of Managers.

          “Capital Account” means, with respect to any Member, the capital account maintained for such Person in accordance with Section 3.6 of this Agreement.

          “Capital Contribution” means, with respect to any Member, the amount of money and the value of other property contributed to the Company with respect to the Interest held by such Member.

          “Certificate of Formation” means the certificate of formation of the Company as filed with the Secretary of State of Delaware in accordance with the Company Act, as amended from time to time.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Company Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

          “Fiscal Year” means the Company’s taxable year, and in the case of the last Fiscal Year, the fraction thereof ending on the date on which the winding up of the Company is completed.

          “Interest” means a Member’s entire membership interest in the Company, including without limitation such Member’s share of the Company’s income, gain, loss and deductions, and of the Company’s cash distributions and all rights and privileges of membership in the Company accorded under this Agreement or the Company Act.

          “Ownership Percentage” means, as of any particular time and from time to time, the ratio, expressed as a percentage, of a Member’s Capital Contribution to the aggregate Capital Contributions of all Members.

          “Person” means any individual, partnership, limited liability company, corporation, unincorporated organization or association, trust or other entity.

          “Treasury Regulations” means the rules and regulations of the Internal Revenue Service promulgated under the Code, as in effect from time to time.

ARTICLE 2

GENERAL TERMS

          2.1.  Name. The name of the Company shall be KeySpan New England, LLC.

          2.2.  Registered Office and Agent. The location of the registered office of the Company in Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company’s registered agent at such address shall be Corporation Service Company. The registered agent and registered office of the Company may be changed from time to time by the Board of Managers upon giving notice thereof to the Members and complying with the requirements of the Company Act.

          2.3.  Principal Office of the Company. The location of the principal place of business of the Company shall be One MetroTech Center, Brooklyn, New York 11201, or such other location as the Board of Managers may decide from time to time.

          2.4.  Term. The Company shall have a perpetual existence unless dissolved in accordance with Article IX herein.

          2.5.  Business Purpose. The Company is organized to engage in any lawful act or activity for which a limited liability company may be formed under the Company Act.

ARTICLE 3

MEMBERS; CAPITAL CONTRIBUTIONS

          3.1.  Members. The name of each Member is set forth on Exhibit A attached to this Agreement. Exhibit A shall be amended from time to time by the Managers to reflect the withdrawal of Members or the admission of new or additional Members pursuant to this Agreement.

          3.2.  Initial Capital Contributions. Set forth on Exhibit A attached to this Agreement are (i) the amount of the initial Capital Contributions made by each Member and (ii) the Ownership Percentage held by each Member.

          3.3. Additional Contributions. Following admission to the Company and the payment in full of a Member’s initial Capital Contribution, no Member shall be obligated to make any additional contribution to the Company’s capital, whether upon liquidation of the Company or otherwise. Without limiting the generality of the foregoing, no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account, and any such deficit balance shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. Nothing herein shall be construed to prohibit any Member, at its sole option, from making any additional Capital Contribution to the Company authorized by the Board of Managers in order to fund all or any part of the Company’s capital requirements.

          3.4.  No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

          3.5.  Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution. If any Member is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Member in return of the Capital Contribution. The Company shall not be required to make any distributions to any Member in any form other than cash.

          3.6.  Capital Accounts. A separate Capital Account shall be maintained for each Member. Capital Accounts of the Members shall be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

          3.7.  Liability; Powers of Members. The liability of Members shall be limited as provided under the Company Act and the other laws of Delaware. Members that are not Managers shall take no part whatever in the control, management, direction or operation of the Company’s affairs and shall have no power to bind the Company. No Member shall be an agent of any other Member or of the Company solely by reason of being a Member.

          3.8. Indemnification of Members. The Company shall indemnify each Member and hold each Member wholly harmless from and against any and all debts, obligations, and liabilities of the Company, if any, to which such Member becomes subject by reason of being a Member, whether arising in contract, tort or otherwise; provided, however, that the indemnification obligation of the Company under this Section 3.8 shall be paid only from the assets of the Company, and no Member shall have any personal obligation, or any obligation to make any Capital Contribution, with respect thereto.

ARTICLE 4

RESTRICTIONS ON TRANSFER

          4.1.  Transfers Prohibited. Except in accordance with this Article 4, no Member nor any of its transferees (direct or indirect, including without limitation any successors and assigns) may sell, transfer, pledge, mortgage, assign or otherwise dispose of (each a “transfer”) all or any portion of its Interest (whether voluntary or involuntary, including without limitation any transfer by operation of law).

          4.2.  Conditions of Transfer. No Member may transfer all or any portion of its Interest unless all of the following conditions are satisfied:

                    (i)  the transferee is one or more of the following: (a) a Person controlling, controlled by or under control with the transferor; or (b) any other Person the proposed transfer to whom has been approved by the Board Managers; and

                    (ii)  the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement to the extent applicable to the transferred Interest.

          4.3.  Acknowledgment. Each Member hereby acknowledges the reasonableness of the prohibitions contained in this Article 4 in view of the purposes of the Company and the relationship of the Members. The transfer of any Interest in violation of the prohibition contained in this Article 4 shall be deemed invalid, null, and void, and of no force or effect.

          4.4.  Admission of Members. Notwithstanding any other provision hereof to the contrary, if any Person acquires any Interest by transfer, original issue by the Company or otherwise, then the Board of Managers, in the exercise of absolute and uncontrolled discretion, may approve the admission of such Person as a Member, whereupon such newly admitted Member shall have the right to become a Member, to participate in the management of the business and affairs of the Company as provided herein and to exercise, possess and enjoy all of the rights appertaining to the Interest acquired.

ARTICLE 5

PROFIT, LOSS AND DISTRIBUTIONS

          5.1.  Allocation of Profit or Loss. All items of Company income, gain, loss, and deduction as determined for book purposes shall be allocated among the Members, and shall be credited or debited to their respective Capital Accounts, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible that:

                    (i)  such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-1(b)(2)(i) (by allocating items that can have economic effect in such a manner that the balance of each Member’s Capital Account at the end of any taxable year (increased by such Member’s “share of partnership minimum gain” as defined in Treasury Regulations Section 1.704-2) would be positive in the amount of cash that such Member would receive (or would be negative in the amount of cash that such Member would be required to contribute to the Company), if (A) the Company sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and (B) all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities) of the Company were distributed in liquidation immediately following the end of such taxable year pursuant to Section 9.2);

                    (ii)  all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Members in accordance with their respective Ownership Percentages.

          5.2.  Distributions.

          Except as otherwise provided in Section 9.2 hereof in the case of the dissolution and liquidation of the Company, Available Cash authorized for distribution pursuant to Section 5.3(i) shall be distributed to the Members in proportion to their respective Ownership Percentages.

          5.3.  General.

                    (i)  Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Board of Managers.

                    (ii)  If any assets of the Company shall be distributed in kind to the Members, such assets shall be valued on the basis of their fair market value at the date of distribution. Unless the Members otherwise agree, the fair market value of the assets to be distributed shall be determined by an independent appraiser who shall be selected by the Members. The gain or loss for each such asset shall be determined as if the asset had been sold at its fair market value, and the gain or loss shall be allocated as provided in Section 5.1 and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets in liquidation pursuant to Section 9.2.

                    (iii)  All items of Company income, gain, loss and deduction shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, if any Interest in the Company shall be transferred during a taxable year, items of Company income, gain, loss and deduction for such period shall be allocated among the original Members and the successor on the basis of the number of days each was a Member during such period; provided, however, that if the Company has any extraordinary non-recurring items for the taxable year in which the transfer of Interest occurs, such period shall be segregated into two or more segments in order to account for income, gain, loss, deductions or proceeds attributable to such extraordinary non-recurring items of the Company.

ARTICLE 6

BOARD OF MANAGERS; OFFICERS

          6.1.  Managers. The business and affairs of the Company shall be managed by or under the direction of its Board Managers, who shall exercise all such powers of the Company in accordance with this Agreement and do all such lawful acts and things as are not by law or by this Agreement directed or required to be exercised or done by the Members. The presence of a majority of the Managers shall constitute a quorum for the transaction of business at any meeting; provided, however, that if less than a majority of the Managers are present at such meeting, those present may adjourn the meeting at any time without further notice.

          Any act of the Board of Managers under this Agreement shall require the affirmative approval of a majority of the Board of Managers acting at a meeting (which may be held telephonically), or by consent in writing or by electronic transmission in lieu of a meeting.

          6.2.  Designation of Managers. The Company shall have no less than three and no more than six Managers. The Managers of the Company on the Effective Date shall be those individuals named on Exhibit B hereto. Members holding a majority of the Ownership Percentages shall have the power and authority to appoint additional Managers and, upon the resignation or removal of any Manager by act of Members holding a majority of the Ownership Percentages, a substitute Manager.

          6.3.  Powers of the Board Managers. Without limiting the scope of the authority granted under Section 6.1, the Board of Managers is authorized on the Company’s behalf to make all decisions as to (a) the sale, loan or other disposition of the Company’s assets;

(b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company’s assets; (d) the borrowing of money and the granting of security interests in the Company’s assets; (e) the prepayment, refinancing or extension of any loan affecting the Company’s assets; (f) the compromise or release of any of the Company’s claims or debts; and (g) the employment of persons, firms or corporations or any other agents for the operation and management of the Company’s business. In the exercise of management powers, the Board of Managers may authorize one or more Managers or officers of the Company to execute and deliver any and all (i) contracts, conveyances, assignments, leases, sub-leases, licensing agreements, management contracts and maintenance contracts covering or affecting the Company’s assets; (ii) checks, drafts and other orders for the payment of the Company’s funds; (iii) promissory notes, loans, security agreements and other similar documents; and (iv) other instruments of any other kind relating to the Company’s affairs, whether like or unlike the foregoing.

          6.4.  Compensation. A Manager shall be entitled to such compensation for services performed for the Company in his or her capacity as a Manager, or in his or her capacity as an officer or employee of the Company, as shall be approved by the Members. Upon substantiation of the amount and purpose thereof, a Manager shall be entitled to reimbursement for expenses reasonably incurred by such Manager in connection with the activities of the Company.

          6.5.  Duties of the Board of Managers.

                    (i)  Each Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager’s duties as set forth in this Agreement.

                    (ii)  Except as otherwise provided in contractual arrangements, nothing in this Agreement shall be deemed to restrict in any way the rights of any Manager, any Member, or of any affiliate of any Manager or any Member, to conduct any other business or activity whatsoever. The organization of the Company shall be without prejudice to such Persons’ respective rights (or the rights of their respective affiliates) to maintain, expand or diversify any such other interests and activities permitted by this paragraph (ii), and to receive and enjoy profits and compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any Manager, any other Members or any of their respective affiliates.

          6.6.  Officers.

                    (i)  Enumeration. The officers of the Company shall be a President, a Treasurer, a Secretary and such other officers as the Board of Managers may elect or appoint. An individual may serve in more than one capacity as an officer of the Company. Individuals who serve as officers of the Company may but need not be Members or Managers.

                    (ii)  President. The President shall be the chief executive officer of the Company. Subject to the direction of the Board of Managers, the President shall have general and active charge, control and supervision over the management and direction of the business, property and affairs of the Company and have general responsibility for its day-to-day operations. The President shall preside, when present, at all meetings of the Members and of the Board of Managers. In the absence or disability of the President, or in case of an unfilled vacancy in that office, the Board of Managers may designate a Vice-President or other officer of the Company to perform the duties and exercise the powers of the President.

                    (iii)   Treasurer. The Treasurer shall have responsibility for the care and custody of the funds and books of account of the Company and shall have and exercise all the powers and duties commonly incident to such office. The Treasurer may endorse for deposit or collection all checks, notes, drafts and instruments for the payment of money, payable to the Company or to its order. He shall cause to be kept accurate books of account of all monies received and paid on account of the Company.

                    (iv)  Secretary. The Secretary shall keep accurate records of all meetings and actions of the Members and the Board of Managers and shall perform all the duties commonly incident to such office and shall perform such other duties and have such other powers as the Board of Managers shall from time to time designate or as may be otherwise provided for in these By-Laws. An Assistant Secretary, upon appointment by the Board of Managers or the President, shall have all the powers of the Secretary except as specifically limited by a vote of the Board of Managers or the President. In the absence of the Secretary and any Assistant Secretary, a Secretary Pro Tempore may be elected or appointed by the Board of Managers or the President to perform the Secretary’s duties.

                    (v)  Removal and Resignation. All officers of the Company shall hold office at the pleasure of the Managers and may be removed by a vote of the Board of Managers with or without cause. Any officer may resign by delivering his written resignation to the Company at its principal office and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

          6.7.  Compensation. An officer of the Company shall be entitled to such compensation for services performed for the Company in his or her capacity as an officer or employee, as shall be approved by the Board of Managers. Upon substantiation of the amount and purpose thereof, an officer shall be entitled to reimbursement for expenses reasonably incurred by such officer in connection with the activities of the Company.

          6.8.  Exculpation. No act or omission of any Manager, or any Member or officer of the Company, shall subject the Manager, Member or officer to any liability to the Company or the Members, unless such Person engaged in fraud, gross negligence, willful misconduct, intentional breach of this Agreement or knowing violation of the criminal law.

ARTICLE 7

MEETINGS OF THE MEMBERS

          7.1.  Meetings. Meetings of the Members for any purpose or purposes may be called by the Board of Managers and shall be called upon the written request of Members having aggregate Ownership Percentages of not less than thirty-five percent (35%). Requests for meetings shall state the purpose or purposes of the proposed meeting.

          7.2.  Presiding Officer. Meetings of the Members shall be presided over by a Manager, or, if no Manager is present, by a chairperson to be chosen at the meeting by Members present in person or by proxy who own at least the majority of Ownership Percentages represented at the meeting.

          7.3.  Quorum. The holders of a majority of Ownership Percentages present in person or by proxy shall be necessary to and shall constitute a quorum for the transaction of business at all meetings of the Members, except as otherwise required by this Agreement or the Company Act.

          7.4.  Voting. Except as otherwise provided in this Agreement, the Members shall be entitled to vote in person or by proxy (which shall be in writing or provided by electronic transmission) at every meeting of the Members in proportion to their respective Ownership Percentages, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. When a quorum is present at any meeting, the affirmative vote of Members holding a majority in Ownership Percentages voted on any question brought before such meeting shall decide such question, unless the question is one upon which by express provision of the Company Act or this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question.

          7.5.  Action by Consent. Whenever the vote of the Members at a meeting thereof is required or permitted to be taken for or in connection with any action, by any provisions of the Company Act or this Agreement, the meeting and vote of Members may be dispensed with if not less than the number of Members which would have constituted a quorum, if such meeting were held, shall consent in writing or by electronic transmission to such action being taken; provided that the consent shall be provided by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted, and provided that prompt notice must be given to all Members of the taking of action without a meeting and by less than unanimous written consent.

ARTICLE 8

RECORDS; FINANCIAL REPORTS

          8.1.  Records. The Board of Managers shall cause the Company to keep at its principal place of business the following:

                    (i)  a current list in alphabetical order of the full name and the last known street address of each Member;

                    (ii)  a copy of the Certificate of Formation and all amendments thereto:

                    (iii)  a copy of this Agreement and all amendments hereto; and

                    (iv)  copies of all actions taken at a meeting or by written consent of the Members with respect to which records are required to be maintained by the Company pursuant to the other provisions of this Agreement.

          8.2.  Accounting Policies; Fiscal Year. The books and records of the Company shall be kept on such method of accounting as the Board of Managers shall select. The financial statements of the Company shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be appropriate and adequate for the Company’s business and for carrying out all provisions of this Agreement. The Fiscal Year of the Company shall be a calendar year.

          8.3.   Members’ Audit and Inspection Rights. Each Member shall have the right to examine and audit the accounts and financial records of the Company and to inspect and make copies of all books, records documents and materials as such Member may deem appropriate during regular business hours at its sole cost and expense. The parties agree to take appropriate corrective action with respect to any errors so discovered.

ARTICLE 9

DISSOLUTION; LIQUIDATION; WINDING UP AND TERMINATION

          9.1.  Dissolution. The Company shall be dissolved upon the happening of any of the events set forth in Section 18-801 of the Company Act. Upon dissolution of the Company, the Board of Managers or a liquidating trustee, if one is appointed, shall wind up the affairs of the Company and, in their, his or its sole and absolute discretion, liquidate the assets of the Company. The Board of Managers or such liquidating trustee shall, in their, his or its absolute discretion, determine the time, manner and terms of any sale or other disposition of the Company’s investments, properties and assets for the purpose of obtaining, in their, his or its opinion, fair value for such assets.

          9.2.  Application of Proceeds. The proceeds from liquidation shall be applied in the following order:

                    (i)  First, to third party creditors, in the order or priority as provided by the Company Act;

                    (ii)  Second, to a reserve account in such amount as the Board of Managers or liquidating trustee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserve account may be paid to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board of Managers or liquidating trustee may deem advisable, the amount in such reserve account shall be distributed to the Members in the manner set forth in the balance of this Section 9.2; and

                    (iii)  Third, after taking into account the allocations of items of Company income, gain, loss or deduction pursuant to Section 5.1, if any, and distributions of cash or property pursuant to Section 5.2, if any, to the Members, in accordance with the balances of their respective Capital Accounts.

          9.3.  Certificate of Cancellation. When the Board of Managers or liquidating trustee have complied with the foregoing liquidation plan, the Board of Managers or the liquidating trustee shall execute and cause to be filed an appropriate Certificate of Cancellation under the Company Act.

ARTICLE 10

NOTICES

          10.1.  Notice of Meetings of Members. Unless otherwise required by law or this Agreement, notice of a meeting of Members, stating the place, date, hour and purpose thereof, shall be given to each Member not less than twenty-four (24) hours nor more than thirty (30) days before the date fixed for the meeting.

          10.2.  Method of Giving Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing or provided by electronic transmission and shall be deemed to have been duly given to a party (i)  on the date of receipt if delivered personally to a Member or delivered by electronic transmission, (ii)  on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or (iii)  on the weekday when delivery is guaranteed if sent by overnight delivery by Federal Express or other nationally recognized air courier, expenses prepaid, in each case to the address of such party set forth on Exhibit  A hereto or otherwise maintained in the records of the Company.

ARTICLE 11

INDEMNIFICATION

          11.1.  Definitions. For purposes of this Article 11:

          “Manager” includes (i) a person serving as a Manager or an officer of the Company or in a similar executive capacity appointed by the Managers and exercising rights and duties delegated by the Managers, (ii) a person serving at the request of the Company as a director, Manager, officer, employee or other agent of another organization, and (iii) any person who formerly served in any of the foregoing capacities;

          “expenses” means all expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in defense of a proceeding or in seeking indemnification under this Article, and except for proceedings by or in the right of the Company or alleging that a Manager received an improper personal benefit, any judgments, awards, fines, penalties and reasonable amounts paid in settlement of a proceeding; and

          “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a proceeding.

          11.2.  Right to Indemnification. Except as limited by law and subject to the provisions of this Article, the Company shall indemnify each of its Managers against all expenses incurred by them in connection with any proceeding in which a Manager is involved as a result of serving in such capacity, except that no indemnification shall be provided for a Manager regarding any matter as to which it shall be finally determined that such Manager did not act in good faith and in the reasonable belief that its action was in the best interests of the Company. Subject to the foregoing limitations, such indemnification may be provided by the Company with respect to a proceeding in which it is claimed that a Manager received an improper personal benefit by reason of its position, regardless of whether the claim arises out of the Manager’s service in such capacity, except for matters as to which it is finally determined that an improper personal benefit was received by the Manager.

          11.3.  Award of Indemnification. The determination of whether the Company is authorized to indemnify a Manager hereunder and any award of indemnification shall be made in each instance (a) by a majority of the Managers who are not parties to the proceeding in question, (b) by independent legal counsel appointed by the Managers or the Members or (c) by the holders of a majority of the Membership Interests of the Members who are not parties to the proceeding in question. If indemnification is denied, the applicant may seek an independent determination of its right to indemnification by a court having jurisdiction, and in such event, the applicant shall have the burden of proving that the applicant was eligible for indemnification under this Article. Notwithstanding the foregoing, in the case of a proceeding by or in the right of the Company in which a

Manager is adjudged liable to the Company, indemnification hereunder shall be provided to such Manager only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, such Manager is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

          11.4.  Successful Defense. Notwithstanding any contrary provisions of this Article, if a Manager has been wholly successful on the merits in the defense of any proceeding in which it was involved by reason of its position as Manager or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of the Manager), the Manager shall be indemnified by the Company against all expenses incurred by the Manager in connection therewith.

          11.5.  Advance Payments. Except as limited by law, expenses incurred by a Manager in defending any proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to the Manager in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if the Manager is determined pursuant to this Article or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of the Manager to make repayment; provided, however, that no such advance payment of expenses shall be made if it is determined pursuant to Section 4.3 of this Article on the basis of the circumstances known at the time (without further investigation) that the Manager is ineligible for indemnification.

          11.6.   Insurance. The Company shall have power to purchase and maintain insurance on behalf of any Manager, officer, agent or employee against any liability or cost incurred by such person in any such capacity or arising out of its status as such, whether or not the Company would have power to indemnify against such liability or cost.

          11.7.  Heirs and Personal Representatives. The indemnification provided by this Article shall inure to the benefit of the heirs and personal representatives of each Manager.

          11.8.  Non-Exclusivity. The provisions of this Article shall not be construed to limit the power of the Company to indemnify its Managers, Members, officers, employees or agents to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.

          11.9.  Amendment. The provisions of this Article may be amended or repealed in accordance with Section 12.3; however, no amendment or repeal of such provisions that adversely affects the rights of a Manager under this Article with respect to its acts or omissions at any time prior to such amendment or repeal shall apply to such Manager without its consent.

          11.10.  Limitation. The indemnification to be provided by the Company hereunder shall be paid only from the assets of the Company, and no Member shall have any personal obligation, or any obligation to make any Capital Contribution, with respect thereto.

ARTICLE 12

GENERAL

          12.1.  Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO SUCH JURISDICTION'S CONFLICT OF LAWS PROVISIONS).

          12.2.  Headings; Construction. The headings used in this Agreement are for convenience only and do not constitute substantive matters and shall not be considered in construing this Agreement.

          12.3.  Amendments and Waivers. This Agreement may be amended (including a termination or extension) by a written instrument executed by Members having at least 66 2/3% of the aggregate Ownership Percentages held by all Members. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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               IN WITNESS WHEREOF, in order to evidence the adoption of the foregoing as the Limited Liability Company Operating Agreement of the Company, the undersigned has executed this Agreement as of the date first written above.

                                        KEYSPAN CORPORATION

                                        By:____________________________________
                                           Name:
                                           Title:

EXHIBIT A

Members

Name	Contribution	Ownership Percentage
KeySpan Corporation One MetroTech Center Brooklyn, New York 11201	$100.00	100%

EXHIBIT B

Board of Managers

Name	Address
Steven L. Zelkowitz	One Metro Tech Center Brooklyn, New York 11201
Richard A. Rapp, Jr.	One Metro Tech Center Brooklyn, New York 11201
Chester R. Messer	One Beacon Street Boston, Massachusetts 02108